AGREEMENT AND PLAN OF MERGER

                                  by and among

                  RT INDUSTRIES, INC., QUAC ACQUISITION CORP.,

                                       and

                           QUALITY AUTOMOTIVE COMPANY,

                                   and each of

                     MARTIN CHEVALIER, MALVINA B. CHEVALIER

                                       and

                                 JOHN W. KOHUT,

                                 as individuals.


                             ----------------------

                               As of June 6, 1997

                             ----------------------


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                                TABLE OF CONTENTS

1. The Merger ...........................................................    1
   1.1.  The Merger .....................................................    1
   1.2.  Effective Time .................................................    2
   1.3.  Effect of the Merger ...........................................    2
   1.4.  Certificate of Incorporation; By-Laws ..........................    2
   1.6.  Conversion of Securities .......................................    3

2.  Representations and Warranties as to Quality ........................    4
   2.1.  Organization, Standing and Power ...............................    4
   2.2.  Capitalization .................................................    4
   2.3.  Ownership of Quality Common Stock ..............................    5
   2.4.  Interests in Other Entities ....................................    5
   2.5.  Authority ......................................................    6
   2.6.  Noncontravention ...............................................    6
   2.7.  Financial Statements ...........................................    7
   2.8.  Accounts Receivables; Inventories ..............................    8
   2.9.  Absence of Undisclosed Liabilities .............................    8
   2.10.  Properties ....................................................    8
   2.11.  Absence of Changes ............................................    9
   2.12.  Litigation ....................................................   10
   2.13.  No Violation of Law; Environmental Matters ....................   10
   2.14.  Intangibles ...................................................   12
   2.15.  Tax Matters ...................................................   13
   2.16.  Insurance .....................................................   14
   2.17.  Banks; Powers of Attorney .....................................   15
   2.18.  Employee Arrangements .........................................   15
   2.19.  Records .......................................................   17
   2.20.  Brokerage Fees ................................................   17
   2.21.  Suppliers and Providers of Services ...........................   17
   2.22.  Licenses ......................................................   18
   2.23.  Certain Business Matters ......................................   18
   2.24.  Certain Contracts .............................................   19
   2.25.  Customers and Suppliers .......................................   20
   2.26.  Business Practices and Commitments ............................   20
   2.27.  Approvals/Consents ............................................   20
   2.28.  Information as to Quality .....................................   21

3.  Representations and Warranties as to RTIC and Subsidiary ............   21
   3.1.  Organization, Standing and Power ...............................   21
   3.2.  Interests in Other Entities ....................................   21
   3.3.  Incorporation Documents and By-Laws ............................   21
   3.4.  Capitalization .................................................   21
   3.5.  Authority ......................................................   23
   3.6.  Noncontravention ...............................................   23
   3.7.  Securities and Exchange Commission Filings .....................   23
   3.8.  Stock Issuable in Merger .......................................   24
   3.9.  Absence of Undisclosed Liabilities .............................   24
   3.11.  Litigation ....................................................   26
   3.12.  No Violation of Law ...........................................   26

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4.  Indemnification .....................................................   28
   3.13.  Tax Matters ...................................................   26
   3.14.  Licenses ......................................................   27
   3.15.  Approvals/Consents ............................................   27
   3.16.  Brokerage Fees ................................................   27
   3.17.  Information as to RTIC and Subsidiary .........................   28

4.  Indemnification .....................................................   28
   4.1.  Indemnification by the Quality Stockholders ....................   28
   4.2.  Indemnification by .............................................   28
   4.3.  Third Party Claims .............................................   29
   4.4.  Assistance .....................................................   30
   4.5.  Limitations ....................................................   30

5.  Covenants ...........................................................   30
   5.1.  Investigation ..................................................   30
   5.2.  Consummation of Transaction ....................................   31
   5.3.  Cooperation/Further Assurances .................................   31
   5.4.  Accuracy of Representations ....................................   31
   5.5.  Notification of Certain Matters ................................   32
   5.6.  Lock-up Restriction 32
   5.8.  Broker .........................................................   32
   5.9.  Cash Escrow ....................................................   32
   5.10.  No Solicitation of Transactions ...............................   32
   5.11.  Employment Agreement ..........................................   33
   5.17.  Prohibited Conduct ............................................   35
   5.18.  Tax Covenants .................................................   37

6.  Nondisclosure .......................................................   38

7.  Conditions of Merger ................................................   38
   7.1.  Litigation .....................................................   38
   7.2.  Ratification by All Stockholders of Quality ....................   39
   7.3.  No Materially Adverse Customer Reaction ........................   39

8.  The Closing .........................................................   39
   8.1.  Deliveries by RTIC and Subsidiary ..............................   39
   8.2.  Management .....................................................   41
   8.3.  Deliveries by Quality and the Quality Stockholders .............   41
   8.4.  Other Deliveries ...............................................   42

9.  Termination, Amendment and Waiver ...................................   42
   9.1.  Termination ....................................................   42
   9.2.  Effect of Termination ..........................................   43
   9.3.  Fees and Expenses ..............................................   44
   9.4.  Amendment ......................................................   44
   9.5.  Waiver .........................................................   44

10.  Survival of Representations and Warranties .........................   44

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                                                                          Page
                                                                          ----

11.  General Provisions ................................................   44
   11.1.  Notices ......................................................   44
   11.2.  Severability .................................................   45
   11.3.  Entire Agreement .............................................   45
   11.4.  No Assignment ................................................   46
   11.5.  Headings .....................................................   46
   11.6.  Governing Law ................................................   46
   11.7.  Attorneys' Fees ..............................................   46
   11.8.  Counterparts .................................................   46

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 6, 1997 (the "Agreement"), by and among RT Industries, Inc., a Delaware corporation ("RTIC"); QUAC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of RTIC ("Subsidiary"); QUALITY AUTOMOTIVE COMPANY, a Delaware corporation ("Quality"); and each of JOHN W. KOHUT ("Kohut"), a resident of the State of New York, and MARTIN CHEVALIER ("Chevalier") and MALVINA B. CHEVALIER, residents of the Commonwealth of Virginia (collectively referred to as the "Quality Stockholders").

                              W I T N E S S E T H :

     WHEREAS, Quality is in the business of manufacturing, distributing and selling automotive brake components (the "Quality Business") and RTIC is in a similar business (the "RT Business"); and

     WHEREAS, RTIC desires to combine the expertise of Quality in manufacturing, production and management with the marketing and distribution experience of RTIC; and

     WHEREAS, the Board of Directors of RTIC, the Board of Directors of Subsidiary, and RTIC, as the sole shareholder of Subsidiary, as well as the Board of Directors of Quality have (a) determined that it is in the best interests of their respective companies for Quality to be merged with and into Subsidiary upon the terms and subject to the conditions set forth herein; and
(b) approved the merger of Quality with and into Subsidiary (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The Merger.

     1.1. The Merger. At the Effective Time (as defined in Subsection 1.2), and subject to and upon the terms and conditions of this Agreement and Delaware Law, Quality shall be merged with and into Subsidiary, the separate corporate existence of Quality shall cease, and Subsidiary shall continue as the surviving corporation. Subsidiary, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effective Time. At the Closing as set forth in Section 8 hereof, Subsidiary and Quality shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in the form of Exhibit 1.2 and making such other filing as may be required by Delaware Law, in such form as required by and executed in accordance with such laws (the time of the last of such filings to be made being the "Effective Time").

     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Quality and all debts due Quality shall vest in Subsidiary, and all debts, liabilities, obligations and duties of Quality shall become the debts, liabilities, obligations and duties of Subsidiary.

     1.4. Certificate of Incorporation; By-Laws.

     (a) The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.4(a)), except as amended to change its name as set forth in the Agreement of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

     (b) The By-Laws of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.4(b)), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

     1.5. Directors and Officers of Subsidiary.

     (a) The initial directors of the Surviving Corporation immediately following the Effective Date, as provided in Section 5.13 hereof, shall consist of (i) the two existing directors of Subsidiary; (ii) each of Chevalier and Kohut; and (iii) a fifth individual elected by a majority of the then existing Board of Directors, each director to hold office in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until their resignation, removal or replacement.

     (b) Chevalier, who shall at the Effective Time be duly nominated and elected as President and Chief Executive Officer of the Surviving Corporation as provided by Section 5.13 hereof, and the other officers of Subsidiary immediately prior to the Effective Time shall constitute the initial officers of the Surviving Corporation until their respective resignation, removal or replacement. Kohut shall be duly nominated and appointed as Chairman of the Board of Directors, and David Love, a current director of the Subsidiary, shall be duly nominated and appointed as Chairman of the Audit Committee of the Board of Directors of Subsidiary,

     1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of RTIC, Subsidiary, Quality or the Quality Stockholders:

     (a) All of the 16,680 issued and outstanding shares (the "Shares") of the capital stock, par value $1.00 per share, of Quality (the "Quality Common Stock") shall be converted into the right to receive: (i) $3,000,000 (the "Cash Consideration"); (ii) promissory note(s), in the aggregate amount of $4,500,000, from the Subsidiary (the "Notes"), which Notes shall be guaranteed by RTIC and secured by RTIC's pledge of its shares in Subsidiary, in the forms of those Notes, Guaranties (the "Guaranties") and Stock Pledge and Security Agreement (the "Stock Pledge Agreement") annexed hereto as Exhibits 1.6(a)(1) - (7); and
(iii) that number of shares of Common Stock, par value of $.001 per share, of RTIC ("RTIC Common Stock"), which when multiplied by the average of the closing bid and ask price of RTIC Common Stock during the 20 trading days immediately preceding the Closing (as defined in Section 8 hereof) equals $7,500,000 (the "Share Consideration" and together with the Cash Consideration and the Note(s), the "Merger Consideration") against the surrender to Subsidiary of the certificates representing the Shares.

     (b) Shares of the common stock, par value $.01 per share, of Subsidiary issued and outstanding at the Effective Time shall remain outstanding and unchanged and shall constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

     (c) Any share of Quality Common Stock held in the treasury of Quality shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (d) At the Effective Time, the stock transfer books of Quality shall be closed and there shall be no further registration of transfers of any Shares thereafter on the records of Quality.

     (e) From and after the Effective Time, the holders of certificates evidencing ownership of Shares shall cease to have any rights with respect to the Shares, except as otherwise provided herein or by law.


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     (f) Notwithstanding anything to the contrary in this Subsection 1.6, no party hereto shall be liable to a holder of a certificate or certificates formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

     (g) No fractional shares of RTIC Common Stock shall be issued in connection with the Merger and the Quality Stockholders will be deemed to have received cash in lieu of any fraction of a share, which cash shall be deemed included in the Cash Consideration paid to the Quality Stockholders at the Closing.

     (h) If between the date of this Agreement and the Effective Date the outstanding Shares or RTIC Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, and the ratio of shares of RTIC Stock to Shares to be issued in the Merger shall be correspondingly adjusted.

     2. Representations and Warranties as to Quality. Quality represents and warrants and each of the Quality Stockholders represents and warrants to RTIC and Subsidiary as follows:

     2.1. Organization, Standing and Power. Quality is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified as a foreign corporation and is in good standing under the laws of the Commonwealth of Virginia, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the Quality Business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. There are no states or jurisdictions other than Virginia in which the character and location of any of the properties owned or leased by Quality, or the conduct of the Quality Business makes it necessary for Quality to qualify to do business as a foreign corporation, where the failure to so qualify would have an adverse effect on the business, operations or financial condition of Quality. True and complete copies of the Certificate of Incorporation of Quality and all amendments thereof, and of the By-Laws of Quality, as amended to date, have heretofore been or will be furnished to RTIC. Quality's minute books heretofore exhibited to RTIC contains complete and accurate records of all meetings and other corporate actions of Quality's stockholders and Board of Directors (including committees of its Board of Directors).

     2.2. Capitalization. The authorized capital stock of Quality consists of
(i) 150,000 shares of Quality Common

                                       -4-




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Stock, of which 16,680 shares are issued and outstanding and (ii) 20,000 shares of preferred stock, par value $ 0.01 per share, of which no shares are issued and outstanding. All issued shares of the Quality Common Stock have been duly authorized, validly issued and outstanding and are fully paid and nonassessable and owned of record and beneficially by the Quality Stockholders. There are no outstanding options, warrants, rights, puts, calls, commitments, exchange, conversion rights, plans or other agreements of any character to which Quality or the Quality Stockholders (individually or jointly) are a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares, of Quality Common Stock. Except as set forth on the Quality Disclosure Schedule, there is no personal liability, and there are no preemptive or similar rights, attached to the Quality Common Stock. There are no outstanding obligations, contingent or other, of Quality to purchase, redeem or otherwise acquire any capital stock of Quality and, except as set forth on the Quality Disclosure Schedule, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of Quality.

     2.3. Ownership of Quality Common Stock. The Quality Stockholders have good and marketable title to all of the issued and outstanding shares of Quality Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for federal and state securities law restrictions of general applicability and as set forth on Quality Disclosure Schedule), and on the Closing Date will own all of such Quality Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for federal and state securities law restrictions of general applicability), including, but not limited to, any claims by any present or former stockholders of Quality.

     2.4. Interests in Other Entities.

     (a) Except for the entities (collectively, the "Quality Subsidiaries") set forth in the disclosure schedule and attached hereto as Exhibit 2 (the "Quality Disclosure Schedule"), Quality does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or

                                       -5-




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entity, or (B) to share any profits or capital investments or both.

     (b) None of the Quality Stockholders (individually or jointly) (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by Quality at the Effective Time (other than not more than one percent (1%) of the publicly-traded capital stock of corporations engaged in such business held solely for investment purposes); (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by Quality at the Effective Time; and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to that business engaged in by Quality at the Effective Time, or (B) to share any profits or capital investments or both from a entity engaged in the same or similar business to that business engaged in by Quality the Effective Time.

     2.5. Authority. The execution and delivery by Quality of this Agreement and of all of the agreements to be executed and delivered by Quality pursuant hereto (collectively, the "Quality Documents"), the performance by Quality of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the unanimous consent of the Board of Directors of Quality and, when approved by the Quality Stockholders, Quality shall have all necessary corporate power and corporate authority with respect thereto. The Quality Stockholders are individuals having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by any of them pursuant hereto (collectively, the "Quality Stockholder Documents") and to consummate the transaction consummated hereby and thereby. This Agreement is, and when executed and delivered by Quality and, when approved by the Quality Stockholders, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Quality and the Quality Stockholders, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     2.6. Noncontravention. Except as set forth in the Quality Disclosure Schedule, neither the execution and delivery by Quality or by the Quality Stockholders of this

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Agreement or of any other Quality Documents or Quality Stockholder Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of Quality or the Quality Subsidiaries, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise are in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of them is a party or by which any of them or any of their respective assets may be bound, or, to the best of the Quality Stockholders' knowledge, require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to any of them, or (d) to the best of the Quality Stockholders' knowledge, result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets or properties of Quality (the "Assets"), or
(e) interfere with or otherwise adversely affect the ability of Subsidiary to carry on the Quality Business after the Closing Date on substantially the same basis as is now conducted by Quality.

     2.7. Financial Statements. Quality has heretofore delivered to each of RTIC and Subsidiary, correct and complete copies of (a) its consolidated financial statements consisting of the audited balance sheet for the year ended December 31, 1996 (the "Balance Sheet"), and the related statements of income and stockholders' equity for the year ended on such date, certified without qualification by Arthur Andersen LLP, independent certified public accountants, and (b) its unaudited statements of operations and statement of retained earnings for the three (3) month period ended March 31, 1997 (collectively, the "Quality Financial Statements"). Except that the unaudited statements for the three (3) months ended March 31, 1997 are subject to customary year-end adjustments consistent with previous practices, the Quality Financial Statements were prepared in accordance with generally accepted accounting principals ("GAAP"), consistently applied, and present fairly the financial position of Quality as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of Quality are complete and correct in all material respects, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and

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cash flow of Quality as set forth in the Quality Financial Statements.

     2.8. Accounts Receivables; Inventories.

     (a) The accounts receivable, net of the allowance for doubtful accounts applicable thereto (which allowance is established on a basis consistent with GAAP) included in the latest balance sheets included in the Quality Financial Statements, are at the date hereof collectible in full over the period of usual trade terms (by use of Quality's normal collection methods), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables representing obligations for the total dollar amount thereof shown on the books of Quality. Quality has fully performed all obligations with respect thereto which they were obligated to perform to the date hereof. Quality has delivered to RTIC and Subsidiary an aging schedule for the accounts receivable as of March 31, 1997.

     (b) The inventories reflected on the Quality Financial Statements consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items and not readily marketable items, all of which have been (i) written down to net realizable value or (ii) adequately reserved against on the books and records of Quality or
(iii) to be marked-down pursuant to Quality's existing inventory practices, consistently applied. All inventories are stated at the lower of cost or market in accordance with generally accepted accounting principles.

     2.9. Absence of Undisclosed Liabilities. Quality has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Balance Sheet, or (b) incurred in the ordinary course of business since December 31, 1996, or (c) in the case of other types of liabilities and obligations, described in the Quality Disclosure Schedule delivered pursuant hereto or omitted from said Quality Disclosure Schedule in accordance with the terms of this Agreement, or arising under contracts or leases listed in such Quality Disclosure Schedule or other contracts or leases which are omitted from such Quality Disclosure Schedule in accordance with the terms of this Agreement, or
(d) incurred, consistent with past practice, in the ordinary course of business of Quality (in the case of liabilities and obligations of the type referred to in clause (a) above).

     2.10. Properties. The Quality Disclosure Schedule sets forth all (a) real property which is owned or leased (whether as lessor or lessee) or subject to lease (whether as lessor or lessee) by Quality, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Quality. Quality has sufficient title to all of the properties and assets, reflected on the Quality Financial Statements as of the December 31, 1996 and March 31, 1997 or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (including liens for current Taxes, as defined in Subsection 2.15(b) hereof), pledges, claims, charges and encumbrances of any nature whatsoever (hereinafter collectively, "Liens"), other than Liens set forth on the Quality Disclosure Schedule and Liens not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not substantial in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the Quality Business or operations of Quality as conducted on the date hereof. All plants, structures and equipment which are utilized in the Quality Business and material to the condition (financial or otherwise) of Quality are owned or leased by Quality and are, except for some equipment which is in storage and not in use, in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used.

     2.11. Absence of Changes. Since December 31, 1996, Quality has not (a) issued any stock, bond or other corporate or partnership security (including without limitation securities convertible into or rights to acquire capital stock of Quality); (b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into, all of which were in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the most recent balance sheet included in the Quality Financial Statements and current liabilities incurred in the ordinary course of business; since the most recent balance sheet included in the Quality Financial Statement; (d) declared or made any payment or distribution (whether in cash, securities, other property or any combination thereof) on or in respect of the capital stock of Quality or purchased or redeemed any shares of its capital stock or other securities; (e) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (f) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (g) sold, assigned, transferred or granted any license with respect to any trademark, trade name, service mark, copyright, trade secret or other intangible asset; (h) suffered any material loss of property or waived any material right of substantial value whether or not in the ordinary course of business; (i) suffered any material adverse change in its relations with, or any material loss or material threatened loss of, any of its Suppliers; (j) with respect to any of its directors, officers, partners or employees with compensation in excess of $35,000: (1) granted any severance or termination pay, (2) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement (3) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (4) increased the compensation, bonus or other benefits payable;
(k) made any material change in the manner of its business or operations; (l) made any material change in any method of accounting or accounting practice; (m) written off as uncollectible any accounts or notes receivable in excess of reserves; (n) to the best of the Quality Stockholders' knowledge, entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; or (o) entered into any commitment (contingent or otherwise) to do any of the foregoing.

     2.12. Litigation. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the Quality Stockholders' knowledge, threatened, against or relating to Quality, the Quality Subsidiaries, the Quality Stockholders, this Agreement, the transactions contemplated hereby or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Quality, the Quality Subsidiaries, this Agreement, the transactions contemplated, the Quality Business or any of the Assets, the effect of which is
(a) to limit, restrict, regulate, enjoin or prohibit any business practice of Quality, the Quality Subsidiaries or the Quality Subsidiaries in any area, or the acquisition by Quality of any properties, assets or businesses, or (b) otherwise materially adverse to the Quality Business or any of the Assets.

     2.13. No Violation of Law; Environmental Matters.

     (a) To the knowledge of Quality and Quality's Stockholders, neither Quality nor the Quality Subsidiaries is engaging in any activity or omitting to take any action as a result of which both (i) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, permit, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Quality, the Quality Subsidiaries, the Quality Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling,

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transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (ii) Quality, the Quality Subsidiaries, the Quality Business and/or any of the Assets to the knowledge of Quality and Quality's Stockholders are being materially and adversely affected thereby.

     (b) (i) Specifically, without limiting the representations contained in subsection (a) hereof, to the best knowledge of Quality and Quality's Stockholders and except as otherwise set forth in the Quality Disclosure Schedule, no permits, licenses and other authorizations are required of Quality or the Quality Subsidiaries to conduct the Quality Business under any Federal, state, county and local statute, law, regulation, ordinance, rule, judgment, order, decree, concession, grant, franchise, agreement or governmental restriction relating to the environment or the general treatment, storage, recycling, transportation, release or disposal of any Hazardous Materials (as defined below) into the environment and Quality is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law (as defined below) applicable to it in connection with the conduct of the Quality Business or in any regulation, code, plan, permit, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under any Environmental Law. "Environmental Law" means any Federal, state, or local statute, regulation or ordinance relating to actual or potential releases of Hazardous Materials (as defined below) into the environment. In addition, no notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, or review is pending or to the best of the Quality Stockholders' knowledge, threatened by any Federal, regional, state, county or local government or any executive, legislative, judicial, regulatory or administrative entity, or other governmental entity with respect to any alleged failure by Quality to have any permit, license or authorization required in connection with the generation, treatment, storage, recycling, transportation, release or disposal of any pollutant, toxic or hazardous material, hazardous substance, hazardous constituent or waste of any kind as defined under any Environmental Laws (collectively "Hazardous Materials") generated by or relating to Quality or any of its properties (or any predecessor to any of the businesses or Assets of Quality or the Quality Subsidiaries with respect to such businesses or assets) whether or not occurring at or on property owned, leased or operated by Quality or the Quality Subsidiaries. To the knowledge of Quality and Quality's Stockholders, Quality and the Quality Subsidiaries do not have, and their respective properties are not subject to, any material liability, arising out of or resulting from the release, leakage, pouring, emission, emptying, injection, pumping, escaping, leaching, dumping, discharge, spillage, storage, burying or other disposal, whether on their own premises or through other individuals or entities, of any Hazardous Materials. There are no material citations, fines or penalties heretofore assessed against Quality or the Quality Subsidiaries or with respect to any of their respective property under any Federal, state or local law that remain unpaid, nor has Quality or the Quality Subsidiaries received any notices or any other material communications from the Environmental Protection Agency, the Occupational Safety and Health Administration or any other regulatory agency or other governmental entity with respect to any violations or alleged violations of any Federal, state or local law, regulation, directive, guidance or agency policy which have not been remedied prior to the date hereof.

     (ii) Except as set forth on the Quality Disclosure Schedule, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any of the properties now or previously owned or leased by Quality or the Quality Subsidiaries with respect to their respective businesses.

     (iii) There are no encumbrances in favor of any governmental entity for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by such governmental entity in response to a release or threatened release of Hazardous Substances into the environment (collectively, "Environmental Encumbrances") arising under or pursuant to any Environmental Laws, and, no governmental actions have been taken or, to the knowledge of Quality and Quality's Stockholders, are threatened which could reasonably be anticipated to subject the Quality Business to such Environmental Encumbrances.

     2.14. Intangibles/Inventions. The Quality Disclosure Schedule contains an accurate and complete list of all trade names, trademarks, software licenses, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used by Quality or the Quality Subsidiaries in the conduct of the Quality Business, whether in the name of Quality, the Quality Subsidiaries, any employee or otherwise (collectively, the "Intellectual Property"). With the exception of commercially available and procured software used by Quality and the Quality Subsidiaries, to the best of the Quality Stockholders' knowledge, Quality and the Quality Subsidiaries have full right, title and interest in and to, or possesses the right to use, the Intellectual Property used in the conduct of the Quality Business (including without limitation the exclusive right to use and license the same). Any item constituting part of the Intellectual Property in which Quality or the Quality Subsidiaries has an ownership or license interest has been, to the extent indicated on the Quality Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the

United States Patent and Trademark Office or such other governmental entities as are indicated on the Quality Disclosure Schedule and such registrations, filing and issuances remain in full force and effect. No claim of infringement or misappropriation of trademarks, trade names, service marks, copyrights or trade secrets of any other person has been made nor, to the best of Quality Stockholders' knowledge, threatened against Quality or the Quality Subsidiaries and, to the best of Quality Stockholders' knowledge, neither Quality nor the Quality Subsidiaries is infringing or misappropriating any trademarks, trade names, service marks, copyrights or trade secrets of any other person. Without limiting any other provisions hereof, neither Quality nor the Quality Subsidiaries has granted any license, franchise or permit to any person to use any of the Intellectual Property of Quality or the Quality Subsidiaries and, to the best of Quality Stockholders' knowledge, no other person has the right to use the same trademarks, service marks or trade names used by Quality or the Quality Subsidiaries or any similar trademarks, service marks or trade names likely to lead to confusion. No proceedings have been instituted, are pending, or to the best of Quality Stockholders' knowledge, are threatened which challenge the rights of Quality or the Quality Subsidiaries with respect to the Intellectual Property, if any, or its use thereof in connection with the Quality Business and, to the best knowledge of Quality and the Quality Stockholders, there is no valid basis for any such proceedings. Neither Quality nor the Quality Subsidiaries has granted a license to third parties with regard to the Intellectual Property except as contemplated above.

     2.15. Tax Matters.

     (a) Quality has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which will be set forth on the latest balance sheet included in the Quality Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which Quality is or could be liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet; and all Taxes for periods beginning thereafter through the Effective Time have been, or will be, paid when due or adequately reserved against on the books of Quality and an amount of cash equal to the amount of such reserve will have been set aside for the payment of such Taxes. Quality has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Quality has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of the Quality Stockholders, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Except as set forth on the Quality Disclosure Schedule, within the past three years, the United States federal income tax returns of Quality have not been examined by the Internal Revenue Service ("the IRS") nor has the State of Delaware or any taxing authority thereof examined any merchandize, personal property, sales or use tax returns of Quality. There is no tax lien, whether imposed by any Federal, state, county, local or foreign taxing authority, outstanding against the assets, properties or business of Quality. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting Quality will be made without the prior written consent of RTIC. Quality has not agreed to make or is required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. Quality is not a party to any Tax sharing or allocation agreement. Quality has not been a member of an affiliated group filing a consolidated Federal income tax return or has any liability for Taxes under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (b) As used herein, the term "Taxes" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

     2.16. Insurance. The Quality Disclosure Schedule contains a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Quality Business, the Quality Stockholders and employees in which Quality is an insured party, beneficiary or loss payable payee. Each such policy is in full force and effect, is with insurance carriers licensed to conduct business in Virginia and, to the best of the Quality Stockholders' knowledge, is adequate in coverage and amount. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. Quality has not failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by Quality as to which the insurers have denied coverage or otherwise reserved rights. Quality has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since the date it commenced operations.

     2.17. Banks; Powers of Attorney. The Quality Disclosure Schedule is a complete and correct list showing (a) the names of each bank in which Quality has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Quality.

     2.18. Employee Arrangements. (a) The Quality Disclosure Schedule sets forth a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which any of Quality is a party or otherwise bound, and (ii) compensation plans and arrangements, bonus and incentive plans and arrangements, deferred compensation plans and arrangements, pension and retirement plans and arrangements, profit-sharing and thrift plans and arrangements, stock purchase and stock option plans and arrangements, hospitalization and other life, health or disability insurance or reimbursement programs, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, and other plans or arrangements providing for benefits for employees of Quality including without limitation any "employee pension plan" (as defined in Section 3(2) of ERISA) or any "employee benefit plan", as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "Employee Plan"). Said Schedule also lists the names and compensation of all employees of Quality whose earnings during the last fiscal year were $35,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year. Except as set forth on the Quality Disclosure Schedule, none of such personnel is a party and subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit (including without limitation medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments.

     (b) With respect to each Employee Plan, Quality has delivered or will provide access to RTIC true and complete copies of (i) each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements (including without limitation any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan; and (ii), where applicable, (1) the last two annual reports (5500 series) filed with the IRS or the Department of Labor; (2) the

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most recent balance sheet and financial statement; (3) the most recent actuarial report or valuation statement; (4) the most recent determination letter issued by the IRS, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the IRS or the Department of Labor within the last six years and any application therefor which is currently pending; and (5) the last PBGC-1 filed with the PBGC.

     (c) Each Employee Plan has been maintained and administered in accordance with its terms and in substantial compliance with the provisions of applicable law, including without limitation applicable disclosure, reporting, funding and fiduciary requirements imposed by ERISA and/or the Code. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made timely and in accordance with the governing documents and in substantial compliance with applicable law. With respect to each Employee Plan, (a) no application, proceeding or other matter is pending before the IRS, the Department of Labor, PBGC or any other governmental agency;
(b) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to the best of Quality Stockholders' knowledge, threatened; and (c) to the best of Quality Stockholders' knowledge, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could result in a material liability or expense to Quality or the plan assets.

     (d) The consummation of the transactions con- templated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.

     (e) To the best of Quality Stockholders' knowledge, Quality is not in default with respect to any of the foregoing obligations or with respect to any withholding or other employment taxes or payments with respect to accrued vacation or severance pay on behalf of any employee for which it is obligated on the date hereof and will maintain and continue to make all such necessary payments or adjustments arising through the Effective Time.

     (f) There have been no audits of the equal employment opportunity practices of Quality and, to the best of Quality Stockholders' knowledge, no basis for any violation of equal employment opportunity practices. No collective bargaining agreement is currently being negotiated by Quality. Quality has not received notice from any union or employees setting forth

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demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

     (g) The Quality Disclosure Schedule sets forth all outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $1,000 per individual) made by Quality to any of its officers, directors, employees, stockholders, partners or consultants.

     2.19. Records. To the best of the Quality Stockholders' knowledge, Quality's business records accurately and validly reflect its transactions and accounting controls are sufficient to insure that such transactions are (i) in all material respects executed in accordance with management's general or specific authorization and (ii) recorded in a business-like manner.

     2.20. Brokerage Fees. With the exception of an agreement with RamKo Venture Management, Inc. ("RamKo"), Quality has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by Quality.

     2.21. Suppliers and Providers of Services.

     (a) The Quality Disclosure Schedule lists the ten (10) largest suppliers of goods to, and providers of services to, Quality (collectively, "Suppliers") to which Quality made payments during the fiscal year ended December 31, 1996, or expects to make payments during the year ending December 31, 1997.

     (b) To the best of Quality Stockholders' knowledge, neither Quality nor the Quality Stockholders has information which might reasonably indicate that any of the Suppliers listed on the Schedule have any disputes with Quality and the Quality Business or intend to cease selling or rendering services to, or dealing with, Quality on substantially the same basis as of the date hereof, nor has any information been brought to their attention which might reasonably lead them to believe any such Supplier intends to alter in any material respect the amount of sales or service or the extent of dealings with Quality, or would alter in any material respect the sales or service or dealings in the event of the consummation of the Merger. To the best of Quality Stockholders' knowledge, neither Quality nor any Quality Stockholders has information which might reasonably indicate, nor has any information been brought to their attention which might reasonably lead them to believe, that any Supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, Quality.

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     (c) Neither Quality nor any of its officers or directors (or their respective spouses) nor any entity controlled by one of more of the foregoing:
(i) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, partner or consultant of, any person (1) which is, or is engaged in business as, a competitor, lessor, lessee or Supplier of Quality, or (2) which is engaged in any business similar to that conducted by Quality; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Quality uses in the conduct of its business; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Quality, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

     2.22. Licenses. To the best of Quality Stockholders' knowledge, Quality, the Quality Subsidiaries and their respective officers, directors and employees possess all governmental registrations, certificates of need, consents, qualifications and accreditations and other material licenses, permits, authorizations and approvals that are required by every Federal, state and local governmental entity or regulatory authority for the conduct of the Quality Business and the use of its Assets presently conducted or used (collectively, "Licenses"). The Quality Disclosure Schedule contains a true and complete list of the Licenses, exclusive of any Licenses with respect to state or local sales, use or other Taxes. All of the Licenses are in full force and effect and no action or claim is pending nor, to the best of Quality Stockholders' knowledge, is threatened to revoke or terminate any License or declare any License invalid in any material respect. To the best of Quality Stockholders' knowledge, neither Quality, the Quality Subsidiaries nor any of their respective officers, directors, or employees is in default in any material respect under any of such Licenses and, to the best knowledge of Quality, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder, which default could reasonably be expected to have a material adverse effect on the business.

     2.23. Certain Business Matters. Except as is set forth in the Quality Disclosure Schedule, (a) Quality is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Quality Business, (b) Quality has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of Quality and the Quality Stockholders,

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threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Quality Business, and there are no organizing activities, in respect of any of the employees of Quality, (d) the product and service warranties given by Quality or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Quality to RTIC) entail no greater obligations than are customary in the Quality Business, (e) neither Quality nor the Quality Stockholders is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Quality or the Quality Stockholders and (f) Quality is not a party to or bound by any agreement in which any officer, director or stockholder of Quality (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

     2.24. Certain Contracts. The Quality Disclosure Schedule is a complete and correct list of all material contracts, commitments, obligations and understandings to which Quality is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by Quality (and will be terminable by Subsidiary) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by Quality of $5,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Quality Business or Quality. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth in the Quality Disclosure Schedule delivered pursuant to this Agreement have been furnished by Quality to RTIC. Except as expressly stated on the Quality Disclosure Schedule,
(1) each of such material contract, commitment, obligation and understanding is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder;
(2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to Quality; and (4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals which will not be obtained before the Effective Time, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

     2.25. Customers and Suppliers. Quality has previously provided to RTIC a complete and correct list setting forth, as of March 31, 1997, (a) the 10 largest customers of the

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Quality Business and the amount for which each such customer was invoiced, and
(b) the 10 largest suppliers of the Quality Business and the amount of goods and services purchased from each such supplier. There are no outstanding material disputes by such customers or suppliers with Quality and the Quality Business or, to the best of Quality Stockholders' knowledge, there are no threatened cancellations by the aforesaid customers or suppliers with respect to the Quality Business, or material adverse changes in the business relationship between the Quality Business and any such customer or supplier. To the best of Quality Stockholders' knowledge, neither Quality nor the Quality Stockholders has information which might reasonably indicate that any of the Suppliers listed on the Quality Disclosure Schedule have any disputes with Quality and the Quality Business or intend to cease selling or rendering services to, or dealing with, Quality on substantially the same basis as of the date hereof, nor has any information been brought to their attention which might reasonably lead them to believe any such Supplier intends to alter in any material respect the amount of sales or service or the extent of dealings with Quality, or would alter in any material respect the sales or service or dealings in the event of the consummation of the Merger. To the best of Quality Stockholders' knowledge, neither Quality nor any Quality Stockholders has information which might reasonably indicate, nor has any information been brought to its attention which might reasonably lead them to believe, that any Supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, Quality.

     2.26. Business Practices and Commitments. Set forth on the Quality Disclosure Schedule is a description of (a) Quality's rebate and volume discount practice, and obligations, (b) Quality's allowance and customer return practice and obligations, (c) Quality's co-op advertising and other promotional practices, and (d) Quality's warranty practices and obligations, as each of the foregoing relate to Quality's customers and suppliers.

     2.27. Approvals/Consents. Except as set forth on the Quality Disclosure Schedule, and to the best of Quality Stockholders' knowledge, Quality currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Quality Business, all of which are in full force and effect and are transferable to Subsidiary without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by the Quality Stockholders to exist as of the date hereof.

     2.28. Information as to Quality. None of the representations or warranties made by the Quality Stockholders in

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this Agreement is, or contained in any of the Quality Documents or Quality
Stockholders' Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     3. Representations and Warranties as to RTIC and Subsidiary. RTIC and Subsidiary represent and warrant to Quality and the Quality Stockholders as follows:

     3.1. Organization, Standing and Power. Each of RTIC and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by RTIC or Subsidiary, or the conduct of their respective businesses, makes it necessary for either of them to qualify to do business as a foreign corporation.

     3.2. Interests in Other Entities. The schedule delivered to Quality and the Quality Stockholders, a copy of which is attached hereto as Exhibit 3 (the "RTIC Disclosure Schedule"), sets forth, in part, a true and complete list of all direct or indirect subsidiaries of RTIC (including the Subsidiary), together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by RTIC or another of RTIC's subsidiaries. Each of such subsidiaries are duly organized corporations, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and have the requisite corporate power and authority and governmental authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on the RT Business as it is now being conducted.

     3.3. Incorporation Documents and By-Laws. Each of RTIC and Subsidiary have heretofore or hereafter shall furnish to Quality a complete and correct copy of their respective Certificate of Incorporation and the By-Laws, each as amended to date. Such organizational documents are in full force and effect. Neither RTIC nor Subsidiary is in violation of any of the provisions of any of the aforesaid organizational documents.

     3.4. Capitalization. (a) The authorized capital stock of RTIC consists of 30,000,000 shares of RTIC Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (none of which are outstanding or held in the treasury of RTIC). As of May 28, 1997, (i) 9,224,674 shares of RTIC Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 100,000 shares of RTIC

Common Stock are issuable or available for issuance upon exercise of options granted by RTIC; (iii) 5,809,200 shares of RTIC Common Stock are reserved for future issuance upon exercise of outstanding warrants of RTIC and (iv) approximately 1,625,500 shares of RTIC Common Stock are reserved for future issuance upon conversion of certain outstanding debt securities (assuming a trading price not less than $3.75 per share) granted by RTIC pursuant to Regulation S as promulgated by the SEC under the 1933 Securities Act (the "Reg S Offering"). Except as contemplated by the Merger and set forth hereinabove, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RTIC or any of its subsidiaries or obligating RTIC or any of its subsidiaries to issue or sell any shares of capital stock of or other equity interests in RTIC or any of its subsidiaries. All shares of RTIC Common Stock issuable upon exercise of outstanding options, warrants and convertible debt securities, or pursuant to the Merger, will upon payment to RTIC of the exercise purchase price thereof, or upon consummation of the Merger, on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except for certain registration rights granted to holders of approximately 8,969,600 shares of RTIC Common Stock, warrants and/or debt securities of RTIC, all having been acquired through private placements or the Reg S Offering, neither RTIC nor any of its subsidiaries is a party to any agreement granting registration rights with respect to any equity or debt securities of RTIC or its subsidiaries. There are no preemptive rights with regard to the capital stock of RTIC or its subsidiaries, and no right-of-first refusal or similar catch- up rights with regard to such capital stock. Except for the Reg S Offering and the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of RTIC or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of RTIC Common Stock (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or other entity, or (C) issue or distribute to any person any capital stock of RTIC or its subsidiaries, or (D) issue or distribute to holders of any of the capital stock of RTIC or its subsidiaries any evidences of indebtedness or assets of RTIC or its subsidiaries. All of the outstanding securities of RTIC and Subsidiary have been, and all shares of RTIC Common Stock issuable in connection with the Merger, and the exercise of the outstanding options and warrants will be, offered, issued and sold by RTIC in full compliance with applicable federal and state securities laws.

     (b) The outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by RTIC, free and clear of all security interests, liens, adverse claims, pledges, agreements, limitations on RTIC's voting rights, charges and other encumbrances of any nature whatsoever.

     3.5. Authority. The execution and delivery by RTIC and Subsidiary of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto (collectively, the "RTIC Documents"), the compliance by each of them with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of RTIC and Subsidiary, and RTIC and Subsidiary have all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by RTIC and Subsidiary each other RTIC Document will be, the valid and binding obligation of RTIC or Subsidiary, as the case may be to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     3.6. Noncontravention. Neither the execution and delivery by RTIC and/or Subsidiary of any RTIC Document, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either of them of any of its respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificates of Incorporation or By-Laws of either RTIC or Subsidiary, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with, or result in a loss of contractual benefits to, either of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them or their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of their assets, or (e) interfere with or otherwise adversely affect the ability of RTIC or Subsidiary to carry on their respective business after the Effective Time on substantially the same basis as is now conducted by it.

     3.7. Securities and Exchange Commission Filings. RTIC has filed, and is current in all filings of, all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since December 31, 1995 (collectively, the "SEC Reports"). Each of such SEC Reports has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. RTIC has delivered to Quality, in the form filed with the SEC (including any amendments thereto), its Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996 (the "RTIC 10-KSB") and its Quarterly Reports on Form 10-QSB for each of the fiscal quarters 1996 (the "RTIC Q's"). None of such SEC Reports filed since December 31, 1995 (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by RTIC, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.8. Stock Issuable in Merger. The Share Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the shares of RTIC Common Stock constituting the Shares Consideration will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act and will be subject to restrictions on transfers pursuant to such rules and regulations and the laws of applicable states.

     3.9. Absence of Undisclosed Liabilities. Except for potential obligations arising out of the environmental assessment of RTIC's Florida facilities set forth in a certain draft Phase II Due Diligence Assessment identified in the RTIC Disclosure Schedule and except as otherwise set forth in the RTIC Disclosure Schedule, RTIC has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the RTIC 10-KSB, or (b) to the best of RTIC's knowledge, incurred in the ordinary course of business since December 31, 1996, or (c) in the case of other types of liabilities and obligations, described in the RTIC Disclosure Schedule delivered pursuant hereto or omitted from such RTIC Disclosure Schedule in accordance with the terms of this Agreement, or arising under contracts or leases listed in such RTIC Disclosure Schedule or other contracts or leases which are omitted from such RTIC Disclosure Schedules in accordance with the terms of this Agreement, or (d) incurred, consistent with past practice, in the ordinary course of business of RTIC

(in the case of liabilities and obligations of the type referred to in clause
(a) above).

     3.10. Absence of Changes. Since December 31, 1996, except as set forth in the SEC Reports, the RTIC Disclosure Schedule or as otherwise contemplated by this Agreement, RTIC has not (a) issued any stock, bond or other corporate or partnership security (including without limitation securities convertible into or rights to acquire capital stock of RTIC); (b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into, all of which were in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown in the RTIC 10-KSB and current liabilities incurred in the ordinary course of business since the most recent balance sheet included in the RTIC 10-KSB; (d) declared or made any payment or distribution (whether in cash, securities, other property or any combination thereof) on or in respect of the capital stock of RTIC or purchased or redeemed any shares of its capital stock or other securities; (e) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (f) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (g) sold, assigned, transferred or granted any license with respect to any trademark, trade name, service mark, copyright, trade secret or other intangible asset; (h) suffered any material loss of property or waived any material right of substantial value whether or not in the ordinary course of business; (i) suffered any material adverse change in its relations with, or any loss or threatened loss of, any of its Suppliers; (j) with respect to any of its directors, officers, partners or employees with compensation in excess of $ 50,000; (1) granted any severance or termination pay other than a proposed severance package with respect to the current president of RTIC; (2) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement other than a proposed consulting agreement with David Love and proposed amendments to that existing consulting agreement with Mandel Sherman (3) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (4) increased the compensation, bonus or other benefits payable;
(k) made any material change in the manner of its business or operations; (l) made any material change in any method of accounting or accounting practice; (m) written off as uncollectible any accounts or notes receivable in excess of reserves; (n) to the best of RTIC's knowledge, entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; or (o) entered into any commitment (contingent or otherwise) to do any of the foregoing.

     3.11. Litigation. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of RTIC's knowledge, threatened, against or relating to RTIC, the Subsidiary, this Agreement or the transactions contemplated hereby. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to RTIC, the Subsidiary, this Agreement, or the transactions contemplated, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of RTIC or the Subsidiary in any area, or the acquisition by RTIC or the Subsidiary of any properties, assets or businesses.

     3.12. No Violation of Law. Except for potential violations that may be triggered by the environmental assessment of RTIC's Florida facilities set forth in a certain draft Phase II Due Diligence Assessment identified in the RTIC Disclosure Schedule, to the best of RTIC's knowledge, neither RTIC nor Subsidiary are engaging in any activity or omitting to take any action as a result of which both (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, permit, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to either RTIC or Subsidiary, their respective business operations or any of their respective assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) RTIC or Subsidiary, their business operations and/or any of their assets are being materially and adversely affected thereby.

     3.13. Tax Matters. RTIC has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on its financial statements for the year ended December 31, 1996 are adequate for all accrued and unpaid taxes of RTIC as of December 31, 1996. RTIC has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. RTIC has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of RTIC, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of RTIC have not been examined by the IRS, nor has the State of Delaware or any taxing authority thereof examined any merchandize, personal property, sales or use tax returns of RTIC.

     3.14. Licenses. To the best of RTIC's knowledge, RTIC and Subsidiary and their respective officers, directors and employees possess all governmental registrations, certificates of need, consents, qualifications and accreditations and other material licenses, permits, authorizations and approvals that are required by every Federal, state and local governmental entity or regulatory authority for the conduct of their respective businesses and the use of their respective assets presently conducted or used (collectively, "Licenses"). The RTIC Disclosure Schedule contains a true and complete list of the Licenses, exclusive of any Licenses with respect to state or local sales, use or other Taxes. All of the Licenses are in full force and effect and no action or claim is pending nor, to the best of RTIC's knowledge, is threatened to revoke or terminate any License or declare any License invalid in any material respect. To the best of RTIC's knowledge, neither RTIC, Subsidiary nor any of their respective officers, directors, or employees is in default in any material respect under any of such Licenses and, to the best of RTIC's knowledge, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder, which default could reasonably be expected to have a material adverse effect on the RT Business.

     3.15. Approvals/Consents. Except as set forth on the RTIC Disclosure Schedule, to the best knowledge of RTIC and Subsidiary, RTIC currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the RT Business, all of which are in full force and effect. Such RTIC Disclosure
Schedule is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by RTIC to exist as of the date of this Agreement.

     3.16. Brokerage Fees. With the exception of agreement with Baroque Investments, Inc., neither RTIC nor Subsidiary has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by RTIC or Subsidiary.

     3.17. Information as to RTIC and Subsidiary. None of the representations or warranties made by RTIC or Subsidiary in this Agreement, or contained in any of the RTIC Documents to be executed and delivered hereto if any, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Indemnification.

     4.1. Indemnification by the Quality Stockholders. Each of the Quality Stockholders, in proportion that his or her ownership of the Quality Common Stock bears to the total number of Shares owned by the Quality Stockholders (as set forth in the Quality Disclosure Schedule), hereby indemnifies and agrees to defend and hold harmless each of RTIC and Subsidiary from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of Quality and/or the Quality Stockholders contained in, or the breach by Quality or the Quality Stockholders of any warranty or covenant made by any one or all of them in, any Quality Document and/or Quality Stockholders Document. The foregoing indemnification shall also apply to direct claims by RTIC and/or Subsidiary against Quality or the Quality Stockholders.

     4.2. Indemnification by RTIC and Subsidiary. Each of RTIC and Subsidiary, jointly and severally, indemnifies and agrees to defend and hold harmless the Quality Stockholders from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any misrepresentation of a material fact contained in any representation of RTIC and/or Subsidiary contained in, or the material breach by RTIC or Subsidiary of any warranty or covenant made by either or both of them in, any RTIC Document or
(ii) without regard to the limitations set forth in Subsection 4.5, any claim, demand, suit, action, proceeding or investigation whatsoever by any creditor or security holder of RTIC or any administrative or governmental entity or agency relating to (A) the consummation of the transactions contemplated herein (provided, however, that the provisions of this subsection 4.2 shall not be available to the extent that the damages result from the actions or omissions of Quality or the Quality Stockholders) or (B) the affairs and operations of RTIC prior to the Closing.

The indemnification provisions herein shall also apply to direct claims by Quality Stockholders against RTIC and/or Subsidiary.

     4.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 4.1 or 4.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim, providing such details of the claim (including the claimed amount) as are then known; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and
(b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties; it being understood that payment by the indemnifying parties of damages, costs and expenses to the indemnified party or parties shall be on a thirty (30) day basis following submission to such indemnifying parties of invoices, etc. evidencing damage, costs and expenses incurred by the indemnified party or parties.

     4.4. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     4.5. Limitations. Notwithstanding the foregoing (with the exception of the provisions of Subparagraph 4.2(ii)), each of the parties covenants and agrees that neither RTIC and Subsidiary (collectively, the "RTIC Group") nor the Quality Stockholders shall be required to indemnify the other unless and until the aggregate of all indemnifiable amounts sought against the indemnifying parties first exceeds $300,000 in which event the party seeking indemnification may seek indemnification for amounts in excess of $300,000. Notwithstanding any obligations to indemnify pursuant hereto, the maximum cash liability of each Quality Stockholder shall not exceed the pro rata share of the Cash Consideration and, to the extent that funds have been paid to the Quality Stockholders under the Notes during the first (1st) year after the Effective Time (the "First Year Payments"), the First Year Payments. In the event that any such obligation to indemnify exceeds the Cash Consideration and the First Year Payments, the liability may be satisfied by and from the Share Consideration, as valued at the "Effective Time."

     5. Covenants

     5.1. Investigation.

     (a) Between the date hereof and the earlier of the Effective Date or the termination date of this Agreement, RTIC and/or Subsidiary, on the one hand, and Quality and/or the Quality Stockholders, on the other hand, may, directly and through their representatives, make such investigation of each other corporate party and their respective businesses and assets of the other corporate party or parties as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"), but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each of RTIC and Subsidiary, on the one hand, and Quality and the Quality stockholders, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation.

     5.2. Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon or rights of any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto, including but not limited to the matters set forth in Section 5.20 hereof.

     5.3. Cooperation/Further Assurances.

     (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement, subject to Section 5.20 hereof.

     (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as RTIC and/or Subsidiary, on the one hand, and/or Quality and/or the Quality Stockholders, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     5.4. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his, her or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     5.5. Notification of Certain Matters. Quality and the Quality Stockholders shall give prompt notice to RTIC and Subsidiary, and RTIC or Subsidiary shall give prompt notice to Quality and the Quality Stockholders, as the case may be, of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Quality and/or the Quality Stockholders, on the one hand, and of RTIC and/or Subsidiary, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.6. Lock-up Restriction. Each of the Quality Stockholders shall have executed a lock-up agreement, substantially in the form of Exhibit 5.6 hereto (the "Lock-Up Agreement"), to become effective upon the Effective Time.

     5.7. Registration Rights. RTIC and each of the Quality Stockholders shall enter into a Registration Rights Agreement, substantially in the form of Exhibit
5.7 attached hereto (the "Registration Rights Agreement").

     5.8. Broker. Except as provided in Sections 2.20 and 3.16 hereof, each of RTIC, Subsidiary, Quality and Quality Stockholders represents and warrants to the other parties that no other broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

     5.9. Cash Escrow. The parties hereto each acknowledge and agree that RTIC will deposit the Cash Consideration in an escrow account (the "Escrow Account"), to be held until the Effective Date or earlier termination of this Agreement pursuant to the terms and conditions of an escrow agreement, in substantially the form of Exhibit 5.9 hereto.


     5.10. No Solicitation of Transactions.

     (a) Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms,none of Quality or the Quality Stockholders will, directly or indirectly, through any director, officer, employee, agent or otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or Quality Business of, or any equity interest in, Quality, or any business combination with Quality (other than the Merger) or, except to the extent required by fiduciary obligations under applicable law, as advised by counsel in writing, and other than with RTIC and/or Subsidiary, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Except to the extent required by fiduciary obligations under applicable law, as advised by counsel in writing, Quality and the Quality Stockholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). The Quality or the Quality Stockholders shall promptly notify RTIC if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to RTIC, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

     (b) Prior to the earlier of the Effective Time or the termination of this Agreement, RTIC shall not, directly or indirectly (i) sell a controlling equity interest in RTIC or Subsidiary, (ii) sell all or substantially all of the assets of RTIC or Subsidiary, (iii) merge RTIC or Subsidiary with or into another entity, other than pursuant to the Merger, (iv) purchase the assets or equity interest of another entity, or (v) enter into any negotiations or agreements related to any of the foregoing.

     5.11. Employment Agreement. At the Closing, Martin Chevalier will enter into an employment agreement with each of RTIC and Subsidiary substantially in the form of Exhibit 5.11 hereto (the "Employment Agreement").

     5.12. Consulting Agreements. At the Closing, RamKo (of which John Kohut is a principal) shall enter into a consulting agreement with RTIC and Subsidiary substantially in the form of Exhibit 5.12 hereto (the "Consulting Agreement").

     5.13. Management and Administrative Matters. RTIC and/or Subsidiary, as the case may be, shall, effective at the Closing, take any and all steps or actions reasonably necessary to effect the following:

     (a) nomination and appointment of Kohut and Chevalier to serve on the Board of Directors of each of RTIC and Subsidiary until their successors are duly elected and qualified, with each to hold office in accordance with the respective Certificate of Incorporation and By-Laws;

     (b) nomination and election of Chevalier as President and Chief Executive Officer of RTIC and Subsidiary and the nomination and appointment of each of Kohut and David Love as Chairman of the Boards of Directors and Chairman of the Audit Committee for the Boards of Directors of RTIC and Subsidiary, respectively, each to serve until his successor is duly elected, appointed and qualified in accordance with the Certificates of Incorporation and By-Laws of Subsidiary and RTIC, as applicable; and

     (c) transfer their principal offices to the Quality facilities located in Tappahannock, Virginia.

     5.14. Trade Name. Subject to the second sentence herein, RTIC shall, effective as of the date hereof, adopt the name as well as do business solely under the trading name of U.S. Automotive Manufacturing. Quality shall immediately take all necessary steps to have its subsidiary of the same name (i) license the use of such name to RTIC and (ii) as soon as possible after the Closing, amend its corporate charter to change its name from U.S. Automotive Manufacturing, Inc. RTIC covenants further that it shall, at its annual stockholders' meeting to be held as soon as possible after the Closing, seek shareholder authority to change its corporate name to U.S. Automotive Manufacturing, Inc. and to use its best efforts to accomplish the name change.

     5.15. Fairness Opinion. RTIC and Subsidiary shall have obtained a Fairness Opinion with respect to the transactions contemplated by this Agreement.


     5.16. Good Faith Solvency and Fair Consideration.

     (a) Each of RTIC and Subsidiary, on the one hand, and Quality, on the other hand, represents and covenants that (i) it has negotiated and entered into this Agreement and the transactions contemplated hereunder in good faith and for proper business purposes; (ii) it is not insolvent and will not be rendered insolvent by the transactions contemplated hereunder and, after giving effect to such transactions, it will not be left with unreasonably small capital with which to engage in its anticipated business; it being hereby covenanted that it will not have intended to incur, or will not have believed it has incurred, debts beyond its ability to pay such debts as such debts mature.

     (b) Each of RTIC and Subsidiary, on the one hand, and Quality, on the other hand, further covenants that the Merger Consideration being exchanged hereunder for the Shares constitutes fair consideration and reasonably equivalent value for the Shares, as evidenced by a Fairness Opinion to be delivered by RTIC and Subsidiary to Quality and the Quality Stockholders in accordance with Subsection
5.15 hereof.

     5.17. Prohibited Conduct. Each of Quality and the Quality Stockholders, jointly and severally, covenants and agrees that, during the period from the date hereof to the Effective Time, except pursuant to the terms hereof or unless RTIC shall otherwise agree in writing, the Quality Business shall be conducted only, and Quality shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Quality shall use its reasonable efforts to preserve intact its Assets, the Quality Business and the business organization of Quality, to keep available the services of the present officers, employees and consultants of Quality, and to preserve the present relationships of Quality with customers, suppliers and other persons with whom Quality has business relations. By way of illustration, and not limitation, neither Quality or the Quality Stockholders shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of RTIC:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Quality Common Stock, or (ii) split, combine or reclassify any of the Quality Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Quality Common Stock, or otherwise;

     (b) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of Quality Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;

     (c) (i) increase the compensation payable or to become payable to any officer, director, employees or consultant of Quality, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of Quality or any of its subsidiaries, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or
(iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of Quality;

     (d) amend the Certificate of Incorporation, By-Laws or other comparable charter or organizational documents of Quality or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of Quality;

     (e) acquire, or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Quality, except purchases consistent with past practice;

     (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Assets, except sales in the ordinary course of business consistent with past practice;

     (g) permit (i) Quality to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Quality, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) the Quality Stockholders to issue any guaranties of any indebtedness of Quality;

     (h) except in the ordinary course of business, enter into any agreement, contract, commitment, involving a commitment on the part of Quality to purchase, sell, lease or otherwise dispose of assets or require payment by Quality in excess of $25,000;

     (i) adopt a plan of complete or partial liquidation of Quality or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Quality;

     (j) cause Quality to recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

     (k) change any accounting principles used by Quality;

     (l) make any tax election of, or settle, compromise any income tax liability of, or prescribed by law, in the case of any of the foregoing, material to the Quality Business, financial condition or results of the operations of Quality and it s Subsidiaries, if any, taken as a whole;

     (m) settle or compromise any litigation in which any of Quality is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $10,000 and in the aggregate in an amount in excess of $30,000; and

     (n) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.18. Tax Covenants. The parties intend that the Merger constitutes a tax-free reorganization by statutory merger of Quality with and into Surviving Corporation within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code and corresponding provisions of state income tax law, and the parties agree to file all reports and statements with the IRS and state tax authorities necessary to reflect such status and not to take any position thereon or otherwise that is or would be inconsistent with such treatment.

     5.19. Public Announcement. The public announcement attached as Exhibit 5.19 hereto shall be the first public announcement made with respect to this Agreement and the transactions contemplated hereunder. The parties shall consult with each other prior to issuing any further or future press release or otherwise making any public statement with respect to the contents of this Agreement or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange or NASDAQ regulations.

     5.20. Quality Stockholders' Consent. Notwithstanding anything to the contrary contained in this Agreement or any of the other documents contemplated hereunder, including, but not limited to the Quality Documents and Quality Stockholder Documents, the parties hereto acknowledge that the Quality Stockholders have not yet voted to approve this Agreement and the transactions contemplated hereunder and that the consummation of such transactions is subject to the affirmative vote of the Quality Stockholders, and nothing contained herein shall be deemed to obligate the Quality Stockholders to affirmatively vote for such transactions, which affirmative vote of each of the Quality Stockholders may be given or withheld in his or her sole discretion.

     6. Nondisclosure.

     6.1. Each party hereto hereby agrees to retain in strict confidence all Confidential Information received from any other party hereto pursuant to, or in connection with, this Agreement. For purposes of this Agreement, "Confidential Information" means all information and data of any kind belonging to any party which by its nature is confidential or proprietary, including without limitation the identity and description of goods and services used, purchasing, costs, pricing, machinery and equipment, manufacturing processes, technology, research, test procedures and results, formulae, customers and prospects, marketing, and selling and servicing, and all other information and data which is so identified in writing by any party; provided, however, that such information which can be established by written records by the Quality Stockholders or RTIC, as the case may be, to be in the public domain prior to the disclosure thereof to such party or subsequently entered the public domain by some means other than as the result of a breach of the provisions of subparagraph below. (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) shall not constitute Confidential Information for purposes hereof.

     6.2. No party shall disclose any Confidential Information to any person, firm or corporation or use any such Confidential Information for any purpose not contemplated by this Agreement. Notwithstanding the foregoing, each party may disclose Confidential Information to its directors, officers, employees, consultants and advisors, to the extent required for the performance of its obligations under this Agreement, and to the extent required by law, regulation or judicial order.

     6.3. The undertakings of each party pursuant to this Section 6 shall survive the expiration or termination of this Agreement.

     7. Conditions of Merger.

The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     7.1. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, upon the advice of either counsel to the parties hereto (based on the reasonable likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

     7.2. Ratification by All Stockholders of Quality. Seventy-five percent (75%) of the stockholders of Quality shall have consented to the transactions herein by the affirmative vote of all of the Quality Stockholders.

     7.3. No Materially Adverse Customer Reaction.

     (a) Quality shall not have elected to terminate this Agreement and the transactions contemplated hereunder based upon a determination that Quality's customers representing in the aggregate in excess of ten percent (10%) of the annual sales revenue shall have, prior to the Effective Time and upon being advised of the transactions contemplated hereunder, (i) cancelled purchases from Quality; (ii) substantially reduced the rate of purchases from prior rates and/or (iii) indicated unequivocally that such purchases will be curtailed or substantially reduced as of the Effective Time.

     (b) RTIC shall not have elected to terminate this Agreement and the transactions contemplated hereunder based upon a determination that Quality's customers representing in the aggregate in excess of fifteen percent (15%) of the annual sales revenue shall have, prior to the Effective Time and upon learning of the transactions contemplated hereunder, (i) cancelled purchases from Quality; (ii) substantially reduced the rate of purchases from prior rates and/or (iii) indicated unequivocal that such purchases will be curtailed or substantially reduced as of the Effective Time.

     8. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9, the closing of the Merger (the "Closing") will take place at a location mutually acceptable to the parties hereto as promptly as practicable, but in no event shall the Closing occur (i) prior to June 30, 1997 or (ii) later than July 31, 1997 or such later date as shall have been fixed by a written instrument signed by the parties (the "Closing Date"), after the delivery by the parties hereto of the following upon the terms and conditions of this Agreement:

     8.1. Deliveries by RTIC and Subsidiary. RTIC and Subsidiary, as applicable, shall deliver:

     (a) stock certificate(s), registered in the name of each of the Quality Stockholders, representing their pro rata share of the Share Consideration;

     (b) a wire transfer of immediately available funds, in the aggregate amount of $3,000,000 payable to each of the Quality Stockholders, representing their pro rata share of the Cash Consideration, against delivery of the certificate(s) representing the Shares;

     (c) the Notes (payable to each of the Quality Stockholders in the amount of their pro rata share of their ownership interest in Quality) and the Guaranties, duly executed by Subsidiary and/or RTIC , as the case may be, to each of the Quality Stockholders;

     (d) the Stock Pledge Agreement, duly executed by RTIC, together with original stock certificates of all of the issued and outstanding shares of the Subsidiary and stock powers duly executed in blank by RTIC, attached thereto, to the Pledge Agent (as such term is defined in the Stock Pledge Agreement;

     (e) copies of (i) resolutions adopted by the Boards of Directors of RTIC and Subsidiary authorizing RTIC or Subsidiary, as the case may be, to execute and deliver the RTIC Documents to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Subsidiary, (ii) resolutions adopted by the Board of Directors of RTIC increasing the number of directors constituting the entire Board to five members, duly certified by the Secretary or Assistant Secretary of RTIC, and
(iii) resolutions adopted by the Boards of Directors of RTIC and Subsidiary, as the case may be, nominating and appointing the persons listed in Subsection 5.13(a);

     (f) closing certificates from each of RTIC and Subsidiary, executed by their respective presidents, dated the Closing Date, to the effect that all the representations and warranties of RTIC or Subsidiary, as the case may be, are true and complete in all material respects and all covenants to be performed by each of RTIC or Subsidiary, as the case may be, at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects;

     (g) confirmation, in the form satisfactory to the parties hereto, from the State of Delaware or a filing service (jointly chosen by the parties hereto) that the Certificate of Merger of Quality with and into the Subsidiary has been filed with the Secretary of State of Delaware, together with a copy of the executed form of such agreement;

     (h) certificates of the Secretary or Assistant Secretary of each of RTIC and Subsidiary certifying as to the incumbency and specimen signatures of the officers of RTIC and Subsidiary executing the RTIC Documents on behalf of such corporation;

     (i) the Registration Rights Agreement, duly executed by RTIC;

     (j) the Employment Agreement, duly executed by RTIC and Subsidiary;

     (k) the Consulting Agreement, duly executed by RTIC; and

     (l) the opinion of Tenzer Greenblatt LLP, counsel for RTIC and Subsidiary, dated the Closing Date.

     8.2. Management. RTIC and/or Subsidiary, as the case may be, shall effect the management structure set forth in Subsection 5.13 hereof.

     8.3. Deliveries by Quality and the Quality Stockholders. Quality and/or the Quality Stockholder, as the case may be, shall deliver:

     (a) stock certificate(s) representing the Shares, duly endorsed for transfer by the Quality Stockholders;

     (b) copies of the resolutions of the Board of Directors of Quality, and the written consent of the Quality Stockholders, authorizing Quality to execute and deliver the Quality Documents, to perform its obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Quality;

     (c) closing certificates from each of Quality and the Quality Stockholders, dated the Closing Date, to the effect that all the representations and warranties of Quality and the Quality Stockholders are true and complete in all material respects and all covenants to be performed by Quality and the Quality Stockholder at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects;

     (d) certificates of the Secretary or Assistant Secretary of Quality certifying as to the incumbency and specimen signatures of the officers of Quality executing the Quality Documents on behalf of such corporation;

     (e) the Registration Rights Agreement, duly executed by the Quality Stockholders;

     (f) the Employment Agreement, duly executed by Chevalier;

     (g) the Consulting Agreement, duly executed by RamKo;

     (h) the Lock-up Agreement, duly executed by the Quality Stockholders;

     (i) the consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Quality and the Quality Stockholders of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in the parties' reasonable judgment are, necessary to continue unimpaired, subsequent to the Effective Time, any rights in and to the Assets and/or the Quality Business which could be impaired by the Merger; and

     (j) the opinion of McSweeney, Burtch & Crump, P.C., counsel for Quality, dated the Closing Date.

     8.4. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     9. Termination, Amendment and Waiver.

     9.1. Termination. Subject to any cure period provided herein, this Agreement may be terminated at any time prior to the Effective Time:

     (a) By mutual consent of the Boards of Directors of RTIC, Subsidiary, Quality and the Quality Stockholders; or

     (b) By RTIC and Subsidiary, on the one hand, or Quality, on the other hand, (and provided such parties are not then in material breach of their respective obligations under this Agreement) pursuant to Subsection 7.3 hereof; provided further, however, that the right to terminate this Agreement under this Subsection 9.1(b) shall not be available to any party whose actions or omissions can be shown to have been the direct cause of loss of business contemplated in Subsection 7.3 hereof; or

     (c) By RTIC and Subsidiary, on the one hand, or Quality, on the other hand, if (i) the Merger shall not have been consummated by July 31, 1997, or such later date as the parties shall have fixed by written instrument signed by the parties hereto; provided, however, that the right to terminate this Agreement under this Subsection 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or

(ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

     (d) By RTIC and Subsidiary, on the one hand, or Quality, on the other hand, (and provided such parties are not then in material breach of their respective obligations under this Agreement) in the event, as provided for in Subsection
7.1 hereof, of any court or administrative agency order in effect or any claim, suit, action, inquiry, investigation or proceeding.

     (e) In the event RTIC or Subsidiary, on the one hand, or Quality, on the other hand breaches or otherwise fails to perform any material part of this Agreement, then the other party (or parties) hereto not in breach shall notify in (writing) the party in material breach and demand that such material breach or such material failure to perform be corrected within a stipulated period, which period shall not be less than ten (10) days following notification. If the party (or parties) in material breach fails to correct the material breach with the period stated in the written notice of demand for correction, the other party (or parties) may, in its (or their) sole discretion, immediately terminate this Agreement by giving the party (or parties) in material breach written notice of termination.

     (f) Upon the failure of seventy-five percent (75%) of the Quality Stockholders to consent to the transactions contemplated hereby by the affirmative vote of the stockholders of Quality.

     9.2. Effect of Termination. In the event of the termination of this Agreement as provided in this Section 9, this Agreement shall, except with respect to Section 6 and Subsection 9.3, forthwith become null and void and there shall be no liability on the part of any party hereto under any provision hereof; provided, however, that notwithstanding the provisions of the foregoing sentence, nothing in this Agreement shall relieve any party from liability for any wilful breach of the terms hereof.

     9.3. Fees and Expenses.

     Each of the parties shall be responsible for, and shall pay, its or his respective fees and expenses incurred by such party in connection with the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing, RTIC shall pay the reasonable fees and expenses incurred by Quality and the Quality Stockholders in connection with the negotiation and documentation of the transactions contemplated by this Agreement in the event this Agreement is terminated by the failure of RTIC or Subsidiary to close and consummate the transactions contemplated hereunder pursuant to the terms of this Agreement provided that Quality and the Quality Stockholders are in compliance with the conditions and covenants to be satisfied by them prior to the Closing.

     9.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.5. Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     10. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of one (1) year after the Effective Time, except for the representations and warranties contained in Subsection 2.15 and Subparagraph 4.2(ii), which shall survive for the applicable statute of limitations period.

     11. General Provisions.

     11.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to RTIC or Subsidiary:        RT Industries, Inc.
                                 1875 East Lake Mary Blvd.
                                 Sanford, FL  32773
                                 Attn: John K. Kenney, President
                                 Telecopier: 407-322-7477
with a copy to:                  Tenzer Greenblatt LLP
                                 405 Lexington Avenue
                                 New York, New York 10174
                                 Attn:  Gary A. Schonwald, Esq.
                                 Telecopier:  (212) 885-5001



If to Quality or the
 Quality Stockholders:           Quality Automotive Company
                                 Route 627, Airport Drive
                                 P.O. Box 1426
                                 Tappahannock, VA  22560
                                 Attn:  President
                                 Telecopier:___________________

with a copy to:                  McSweeney, Burtch & Crump PC
                                 11 South Twelfth Street
                                 P.O. Box 1463
                                 Richmond, VA  23219
                                 Attn:  Beverley L. Crump, Esq.
                                 Telecopier:  (804) 782-2130

     11.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     11.3. Entire Agreement. This Agreement and the Confidentiality Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     11.4. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

     11.5. Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     11.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to its choice of law principles.

     11.7. Attorneys' Fees. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and costs incurred in litigating, arbitrating, or otherwise settling or resolving such dispute.

     11.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of RTIC, Subsidiary and Quality, by their respective officers thereunto duly authorized by their respective Boards of Directors, and the Quality

Stockholders, individually, have caused this Agreement to be executed as of the date first written above.

RT INDUSTRIES, INC.



By:
   ------------------------------
    John K. Kenney, President


QUALITY ACQUISITION CORP.



By:
   ------------------------------
         President


QUALITY AUTOMOTIVE COMPANY


By:
   ------------------------------
         President


---------------------------------
         Martin Chevalier


---------------------------------
         John W. Kohut


---------------------------------
     Malvina B. Chevalier